Salarius Pharmaceuticals Announces 1-for-25 Reverse Stock Split

HOUSTON, Oct. 14, 2022 (GLOBE NEWSWIRE) – Salarius Pharmaceuticals, Inc. (NASDAQ: SLRX), a clinical-stage biopharmaceutical company developing medicines for patients fighting cancer and in need of new treatment options, today announced that it will effect a 1-for-25 reverse stock split at 5:00 p.m. Eastern time today. Beginning with the opening of trading on October 17, 2022, Salarius’ common stock will trade on the Nasdaq Capital Market on a split-adjusted basis under a new CUSIP number 79400X305.
The reverse stock split is intended to enable Salarius to regain compliance with the $1.00 minimum closing bid price required for continued listing on the Nasdaq Capital Market.
At Salarius’ annual meeting of stockholders on June 15, 2022, Salarius’ stockholders approved the proposal to authorize Salarius’ Board of Directors to file an amendment to Salarius’ certificate of incorporation to effect the reverse split at a ratio to be determined by the Board, ranging from 1-for-5 to 1-for-30. The specific 1-for-25 ratio was subsequently approved by Salarius’ Board of Directors and the reverse stock split was effected by filing a Certificate of Amendment to Salarius’ certificate of incorporation with the Secretary of State of the State of Delaware.
The reverse split will affect all issued and outstanding shares of Salarius’ common stock. At the effective time of the reverse stock split the number of shares of common stock issued and outstanding will be reduced from approximately 56,236,000 shares to approximately 2,249,000. All outstanding options and warrants entitling their holders to purchase shares of Salarius’ common stock will be adjusted as a result of the reverse split, as required by the terms of each security. The number of shares reserved for future issuance pursuant to Salarius’ 2015 Equity Incentive Plan and the number of shares reserved for future issuance pursuant to Salarius’ 2015 Employee Stock Purchase Plan will also be appropriately adjusted. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder's ownership percentage of Salarius’ shares (except to the extent that the reverse stock split would result in some of the stockholders receiving cash in lieu of fractional shares). Stockholders will receive cash in lieu of fractional shares based on today's closing price per share of Salarius’ common stock as quoted on the Nasdaq Capital Market. The reverse stock split will not reduce the number of authorized shares of common stock or preferred stock or change the par values of Salarius’ common stock (which will remain at $0.0001 per share) or preferred stock (which will remain at $0.0001 per share).
American Stock Transfer & Trust Company, LLC (AST) is acting as the exchange agent and transfer agent for the reverse stock split. AST will provide instructions to stockholders with physical certificates regarding the process for exchanging their pre-split stock certificates for post-split shares in book-entry form and receiving payment for any fractional shares.

About Salarius Pharmaceuticals
Salarius Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing therapies for patients with cancer in need of new treatment options. Salarius’ product portfolio includes seclidemstat, the company’s lead candidate, which is being studied as a potential treatment for pediatric cancers, sarcomas and other cancers with limited treatment options, and SP-3164, an oral small molecule protein degrader. Seclidemstat is currently in a Phase 1/2 clinical trial for relapsed/refractory Ewing sarcoma and certain additional sarcomas that share a similar biology, Seclidemstat has received fast track, orphan drug and rare pediatric disease designations for Ewing sarcoma from the U.S. Food and Drug Administration. Salarius is also exploring seclidemstat’s potential in several cancers with high unmet medical need, with an investigator-initiated Phase 1/2 clinical study in hematologic cancers underway at MD Anderson Cancer Center. Salarius has received financial support from the National Pediatric Cancer Foundation to advance the Ewing program and was a recipient of a Product Development Award from the Cancer Prevention and Research Institute of Texas (CPRIT). SP-3164 is currently in IND-enabling studies and anticipated to enter the clinic in 2023. For more information, please visit salariuspharma.com or follow Salarius on Twitter and LinkedIn.

CONTACT:

LHA Investor Relations
Kim Sutton Golodetz
kgolodetz@lhai.com
212-838-3777

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